Exhibit 23

                         Consent of Experts and Counsel

                        Independent Accountants' Consent



The Board of Directors
WesterFed Financial Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 (No. 33-85350) of WesterFed Financial Corporation of our report dated July 24, 1998, relating to the consolidated balance sheets of WesterFed Financial Corporation and subsidiaries as of June 30, 1998 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1998, which report appears in the June 30, 1998 annual report on Form 10-K of WesterFed Financial Corporation.


                                        KPMG Peat Marwick LLP


Billings, Montana
September 24, 1998